EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Scott Eckstein
	Chief Financial Officer	Financial Relations Board
	(972) 490-9600	(212) 827-3766

ASHFORD TRUST ANNOUNCES ACQUISITION OF THE
LE PAVILLON HOTEL IN NEW ORLEANS, LOUISIANA

Acquisition Highlights:

•	Purchase price (after adjusting for key money) equates to an estimated forward 12-month cap rate of 7.8% and an estimated forward 12-month EBITDA multiple of 11.4x

•	Excellent location in CBD and proximate to significant demand generators

•	Hotel to be managed by Remington Lodging

•	Ashford Inc. will provide $4.0 million in key money for the acquisition
DALLAS, June 11, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has completed the acquisition of the 226-room Le Pavillon Hotel for total consideration of $62.5 million in cash ($277,000 per key). Located in the thriving New Orleans, LA market, the hotel features approximately 7,800 square feet of meeting space across nine rooms. At closing, Remington Lodging assumed property management. The Company also closed on a $43.75 million non-recourse mortgage loan to finance the acquisition. The new financing has a two-year term and three, one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 5.10%.
The purchase price for the Le Pavillon Hotel, after adjusting for the key money, represents a trailing 12-month cap rate of 5.8% on net operating income and a trailing 14.8x EBITDA multiple. On a forward 12-month basis, the purchase price represents an estimated cap rate of 7.8% on net operating income and an estimated 11.4x EBITDA multiple. On a trailing 12-month basis, the hotel achieved RevPAR of $127.32, with occupancy of 74% and Average Daily Rate (ADR) of $171.59.

Located in the heart of downtown New Orleans, the Le Pavillon Hotel sits adjacent to the historic French Quarter, only five blocks from the celebrated music clubs of Bourbon Street and the famous restaurants and antique shops of Royal Street. The hotel is a five minute walk from the city’s major sporting venues, the Mercedes Benz Superdome and Smoothie King Arena, as well as only eight blocks from Morial Convention Center, the largest convention center in Louisiana. Built in 1907, the Le Pavillon Hotel is a member of Historic Hotels of America, Leading Hotels of the World and has been the recipient of AAA's four-diamond award since 1996. Additionally, the Le Pavillon Hotel was named to the "Gold List" by Conde Nast. The property has 226 spacious and well-appointed guestrooms. Hotel amenities include the distinguished Crystal Room Restaurant serving cajun and creole cuisine, the Gallery Lounge, a business center, valet parking and a rooftop terrace, pool and fitness facility.
“We are excited to announce this acquisition as the first Ashford Trust deal to utilize the new key money concept that we recently announced. We believe this key money concept is a win-win for both the REIT shareholders and the shareholders of Ashford Inc. Additionally, this is a key competitive advantage for Ashford Trust,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “The Le Pavillon hotel has an excellent location in downtown New Orleans, and with its proximity to the major demand generators in the market, is well-positioned to continue to capitalize on the strength of the New Orleans market. With Remington as the property manager, we see substantial upside to the operating performance of this property.”
This is the first acquisition by the Company to utilize the new key money concept recently announced by Ashford Inc. Ashford Inc. will provide $4 million in key money consideration for the Le Pavillon acquisition. “Key money” is a common method used by hotel brands whereby a brand will provide a one-time up-front payment in return for branding the hotel. This arrangement provides additional fee income under the brands’ long-term franchise or management agreement. It is expected that the Company will have no obligation to pay back the key money, unless the property is sold within a specified period, in which case the Company would pay back a portion of the key money.
Ashford Inc. and the Company intend to evaluate key money opportunities on a case by case basis. The Company anticipates only accepting, and Ashford Inc. anticipates only providing, key money when acquisition of the asset would otherwise not likely be economic for the Company. The key money concept is designed to help the Company grow when it otherwise likely could not. Ashford

Inc. and the Company expect that the vast majority of asset acquisitions by the Company will be done without key money provided from Ashford Inc.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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